EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact: Michael Sund
November 12, 2004	(858) 503-3233

MAXWELL TECHNOLOGIES APPOINTS DAVID RUSSIAN

VICE PRESIDENT, CHIEF FINANCIAL OFFICER & TREASURER

SAN DIEGO, Calif. — Maxwell Technologies, Inc. (Nasdaq: MXWL) has appointed David H. Russian vice president, chief financial officer and treasurer, replacing Tesfaye Hailemichael, who is leaving the company to pursue other interests.

Russian, 52, most recently was chief financial officer (CFO) of General Magic, Inc., a Nasdaq-listed provider of voice infrastructure software. Previously, he was CFO of Brooktree Corp., a Nasdaq-listed semiconductor manufacturer that was acquired by Rockwell International in 1996, and before that was CFO of WordStar International Inc., a Nasdaq-listed developer and marketer of software products that was acquired in 1993.

During the 1980s, Russian was vice president, controller and treasurer of Ashton Tate, one of the fastest growing software companies in the U.S., and the third largest microcomputer software company in the world. During his 30-year business career he also has held various other executive financial positions with private firms, primarily assisting them in obtaining capital and starting up operations. He became a Certified Public Accountant while working for Price Waterhouse from 1974 to 1978.

“David is a seasoned, hands-on, financial and operational executive who has been instrumental in building and rebuilding several companies,” said Dr. Richard Balanson, Maxwell’s president and chief executive officer. “His leadership qualities and extensive experience in corporate finance, internal controls and multi-national operations will be great assets as Maxwell continues to expand its core businesses globally.

“We also want to acknowledge Tesfaye Hailemichael’s significant contributions in rebuilding Maxwell’s finance organization and strengthening our processes and controls over the past year, and we wish him well in his future endeavors,” Balanson said.

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP® ultracapacitor cells and multi-cell modules and POWERCACHE® backup power systems provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

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